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                                                                     EXHIBIT 2.2

                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                           NATIONAL CITY CORPORATION,

                                      AND

                        FORT WAYNE NATIONAL CORPORATION

                          DATED AS OF JANUARY 12, 1998
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                               TABLE OF CONTENTS

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
I. THE MERGER
    1.1   Merger..........................................................................    1
    1.2   Effective Time..................................................................    1
    1.3   Effect of Merger................................................................    2
    1.4   Certificate of Incorporation and By-laws........................................    2
    1.5   Directors and Officers of Surviving Corporation.................................    2
    1.6   Additional Actions..............................................................    2

II. CONVERSION OF SHARES
    2.1   Conversion of Shares............................................................    2
    2.2   Assumption of Employee and Director Stock Options...............................    3
    2.3   Exchange of Certificates........................................................    3
          (a) Exchange Agent..............................................................    3
          (b) Notice of Exchange..........................................................    4
          (c) Transfer....................................................................    4
          (d) Right to Merger Consideration...............................................    4
          (e) Distribution with Respect to Unexchanged Certificates.......................    5
          (f)  Lost or Destroyed Exchanged Certificates...................................    5
          (g) Voting With Respect to Unexchanged Certificates.............................    5
          (h) No Fractional Shares........................................................    5
    2.4   Closing of the Company's Transfer Books.........................................    5
    2.5   Changes in National City Common Stock...........................................    6
III. REPRESENTATIONS AND WARRANTIES OF NATIONAL CITY
    3.1   Corporate Organization..........................................................    6
    3.2   Authority.......................................................................    6
    3.3   Capitalization..................................................................    6
    3.4   Subsidiaries....................................................................    7
    3.5   Information in Disclosure Documents, Registration Statement, Etc................    7
    3.6   Consents and Approvals; No Violation............................................    7
    3.7   Reports and Financial Statements................................................    8
    3.8   Taxes...........................................................................    8
    3.9   Employee Plans..................................................................    9
    3.10  Material Contracts..............................................................   10
    3.11  Absence of Certain Changes or Events............................................   10
    3.12  Litigation......................................................................   10
    3.13  Compliance with Laws and Orders.................................................   10
    3.14  Agreements with Bank Regulators, Etc............................................   11
    3.15  National City Ownership of Stock................................................   11
    3.16  Tax Treatment...................................................................   11
    3.17  Fees............................................................................   11
    3.18  National City Action............................................................   11
    3.19  Material Interests of Certain Persons...........................................   11
    3.20  Environmental Matters...........................................................   11

IV. REPRESENTATIONS AND WARRANTIES OF COMPANY
    4.1   Corporate Organization..........................................................   13
    4.2   Authority.......................................................................   13
    4.3   Capitalization..................................................................   13
    4.4   Subsidiaries....................................................................   14
    4.5   Information in Disclosure Documents, Registration Statement, Etc................   14
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
    4.6   Consent and Approvals; No Violation.............................................   14
    4.7   Reports and Financial Statements................................................   14
    4.8   Taxes...........................................................................   15
    4.9   Employee Plans..................................................................   15
    4.10  Material Contracts..............................................................   16
    4.11  Absence of Certain Changes or Events............................................   17
    4.12  Litigation......................................................................   17
    4.13  Compliance with Laws and Orders.................................................   17
    4.14  Agreements with Bank Regulators, Etc............................................   17
    4.15  Tax Treatment...................................................................   17
    4.16  Fees............................................................................   18
    4.17  Company Action..................................................................   18
    4.18  Vote Required...................................................................   18
    4.19  Material Interests of Certain Persons...........................................   18
    4.20  Environmental Matters...........................................................   18
V. COVENANTS
    5.1   Acquisition Proposals...........................................................   18
    5.2   Interim Operations of Company...................................................   19
          (a) Conduct of Business.........................................................   19
          (b) Articles and By-laws........................................................   19
          (c) Capital Stock...............................................................   19
          (d) Dividends...................................................................   19
          (e) Employee Plans, Compensation, Etc...........................................   20
          (f)  Certain Policies...........................................................   20
    5.3   Interim Operations of National City.............................................   20
    5.4   Employee Matters................................................................   20
          (a) Benefit Agreements..........................................................   20
          (b) Retirement and Benefit Plans................................................   20
          (c) Transition..................................................................   21
          (d) General.....................................................................   21
    5.5   Access and Information..........................................................   21
    5.6   Certain Filings, Consents and Arrangements......................................   21
    5.7   State Takeover Statutes.........................................................   21
    5.8   Indemnification and Insurance...................................................   21
          (a) Indemnification.............................................................   21
          (b) Insurance...................................................................   22
    5.9   Additional Agreements...........................................................   22
    5.10  Publicity.......................................................................   22
    5.11  Registration Statement..........................................................   22
    5.12  Stock Exchange Listings.........................................................   22
    5.13  Proxy...........................................................................   22
    5.14  Shareholders' Meeting...........................................................   23
    5.15  Tax-Free Reorganization Treatment...............................................   23
    5.16  Provision of Shares.............................................................   23
    5.17  Adverse Action..................................................................   23
VI. CLOSING MATTERS
    6.1   The Closing.....................................................................   23
    6.2   Documents and Certificates......................................................   23
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                                      II
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
VII. CONDITIONS
    7.1   Conditions to Each Party's Obligations to Effect the Merger.....................   24
    7.2   Conditions to Obligation of Company to Effect the Merger........................   25
    7.3   Conditions to Obligation of National City to Effect the Merger..................   25

VIII. MISCELLANEOUS
    8.1   Termination.....................................................................   25
    8.2   Non-Survival of Representations, Warranties and Agreements......................   26
    8.3   Waiver and Amendment............................................................   26
    8.4   Entire Agreement................................................................   27
    8.5   Applicable Law; Consent to Jurisdiction.........................................   27
    8.6   Certain Definitions; Headlines..................................................   27
    8.7   Notices.........................................................................   28
    8.8   Counterparts....................................................................   28
    8.9   Parties in Interest; Assignment.................................................   28
    8.10  Expenses........................................................................   29
    8.11  Enforcement of the Agreement....................................................   29
    8.12  Severability....................................................................   29

Signatures................................................................................
Index to Definitions......................................................................    i
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                                     III

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER, dated as of January 12, 1998 ("Agreement"), is made by and between National City Corporation, a Delaware corporation ("National City") and Fort Wayne National Corporation , an Indiana corporation ("Company").

     WHEREAS, National City and Company have each determined that it is in the best interests of their respective stockholders and shareholders for Company to merge with and into National City upon the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, the respective Boards of Directors of National City and Company have each approved this Agreement and the consummation of the transactions contemplated hereby and approved the execution and delivery of this Agreement;

     WHEREAS, for Federal income tax purposes, it is intended that the merger shall qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, as a condition to, and contemporaneously with the execution of this Agreement, the parties are entering into a stock option agreement, with the Company as issuer and National City as grantee (the "Option Agreement") in the form attached hereto as Exhibit A (as hereinafter defined); and

     NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein, the parties hereto hereby agree as follows:

                                 I. THE MERGER

     1.1 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3), Company will be merged with and into National City and the separate corporate existence of the Company will thereupon cease (the "Merger") in accordance with the applicable provisions of Title 23 of the Indiana Code ("IC") and the Delaware General Corporation Law ("DGCL").

     National City may at any time change the method of effecting the combination with the Company (including without limitations the provisions of this Article I) if and to the extent it deems such change to be desirable, including without limitation to provide for a merger of the Company into a wholly-owned subsidiary of National City; provided, however, that no such change shall (A) alter or change the amount or kind of consideration to be issued to holders of shares of common stock, without par value, of Company ("Company Common Stock") and holders of shares of 6% Cumulative Convertible Class B Preferred Stock, Series 1, without par value, of Company ("Company Series 1 Stock"), in each case as provided for in this Agreement, (B) adversely affect the tax treatment of the Company's stockholders as a result of receiving the Merger Consideration (as hereinafter defined) or (C) materially impede or delay consummation of the transactions contemplated by this Agreement.

     1.2 Effective Time. As soon as practicable after satisfaction or waiver of all conditions to the Merger and immediately prior to the Closing which shall occur at the time set forth in Section 6.1, National City and Company (the "Constituent Corporations") shall cause a certificate of merger complying with the requirements of the DGCL (the "Certificate of Merger") and the Certificate of Designation (as hereinafter defined) to be filed with the Secretary of State of the State of Delaware and the Plan of Merger complying with the requirements of the IC to be filed with Secretary of State of the State of Indiana ("Plan of Merger"). The Merger will become effective at the time the later of the following to occur: (a) the filing of the Certificate of Merger and (b) the filing of the Plan of Merger or such later time as shall be specified in such filings ("Effective Time").

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     1.3 Effect of Merger.  The Merger will have the effects specified in IC and
DGCL. Without limiting the generality of the foregoing, National City will be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and will continue to be governed by the laws of the State of Delaware, and the separate corporate existence of National City and all of its rights, privileges, powers and franchises, public as well as private, and all its debts, liabilities and duties as a corporation organized under the DGCL, will continue unaffected by the Merger.

     1.4 Certificate of Incorporation and By-laws. The Certificate of Incorporation and By-laws of National City in effect immediately prior to the Effective Time, which shall be in the form set forth in a disclosure letter executed by National City and dated and delivered by National City to Company as of the date hereof ("National City Disclosure Letter"), shall be the Certificate of Incorporation and By-laws of the Surviving Corporation, until amended in accordance with applicable law.

     1.5 Directors and Officers of Surviving Corporation. The directors and officers of National City immediately prior to the Effective Time will be the directors and officers, respectively, of the Surviving Corporation, from and after the Effective Time, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the terms of the Surviving Corporation's Certificate of Incorporation and By-laws and the DGCL.

     1.6 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to
(i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Company, or (ii) otherwise carry out the purposes of this Agreement, Company and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Company or (ii) otherwise carry out the purposes of this Agreement, Company and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of Company or otherwise to take any and all such action.

                            II. CONVERSION OF SHARES

     2.1 Conversion of Shares.  Subject to Section 2.3, at the Effective Time,

          (a) each then-outstanding share of Company Common Stock not owned by National City or any direct or indirect wholly-owned subsidiary of National City (except for any such shares of Company Common Stock held in trust accounts, managed accounts or in any similar manner as trustee or in a fiduciary capacity ("Trust Account Common Shares") or acquired in satisfaction of debts previously contracted ("DPC Common Shares")), other than those shares of Company Common Stock held in the treasury of the Company, will be canceled, retired and converted into 0.75 shares of common stock, par value $4.00 per share, of National City ("National City Common Stock") ( "Conversion Ratio"). The number of shares of National City Common Stock that each share of Company Common Stock will be converted into is sometimes referred to herein as the "Common Merger Consideration";

          (b) each then-outstanding share of Company Series 1 Stock not owned by National City or any direct or indirect wholly owned subsidiary of National City (except for any such shares of Company Series 1 Stock held in trust accounts, managed accounts or in any similar manner as trustee or in a fiduciary capacity ("Trust Account Preferred Shares" and, together with Trust Account Common Shares, "Trust Account

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     Shares") or acquired in satisfaction of debts previously contracted ("DPC
     Preferred Shares" and, together with DPC Common shares, "DPC Shares")), other than those shares of Company Series 1 Stock held in the treasury of the Company, will be canceled, retired and converted into one share of preferred stock, without par value, of National City which will be designated National City's 6% Cumulative Convertible Preferred Stock, Series 1 ("National City Preferred Stock") and be initially convertible into 1.51455 shares of National City Common Stock and otherwise have the designation, preferences and rights set forth in the Form of Certificate of Designation, Preferences and Rights of National City 6% Cumulative Convertible Preferred Stock, Series 1 attached hereto as Exhibit B (the "Certificate of Designation"). The number of shares of National City Preferred Stock that each share of Company Series 1 Stock will be converted into is sometimes referred to herein as the "Preferred Merger Consideration" and, together with the Common Merger Consideration, as the "Merger Consideration";

          (c) each then-outstanding share of Company Common Stock owned by National City or any direct or indirect wholly-owned subsidiary of National City (except for any shares that are Trust Account Shares or DPC Shares) will be canceled and retired;

          (d) each share of Company Common Stock issued and held in Company's treasury will be canceled and retired; and

          (e) each share of National City Common Stock issued and outstanding immediately prior to the Effective Time shall continue to be an issued and outstanding share of common stock, par value $4.00 per share, of the Surviving Corporation from and after the Effective Time.

     2.2 Assumption of Employee and Director Stock Options. Except as expressly provided in this Section 2.2, all rights under any stock option granted by Company or its predecessors pursuant to the Fort Wayne National Corporation 1985 Stock Incentive Plan, the Fort Wayne National Corporation 1994 Stock Incentive Plan and the Fort Wayne National Corporation 1994 Nonemployee Director Stock Incentive Plan (the "Company Option Plans") that remain outstanding and unexercised, whether vested or unvested, immediately prior to the Effective Time ("Unexercised Options") shall cease to represent a right to acquire shares of Company Common Stock and shall be converted into the right to acquire that number of shares of National City Common Stock equal to (a) the number of shares of Company Common Stock subject to the Unexercised Option, multiplied by (b) the Conversion Ratio (rounded to the nearest whole share). The exercise price per share of National City Common Stock under the new option shall be equal to the exercise price per share of the Company Common Stock which was purchasable under each Unexercised Option divided by the Conversion Ratio (rounded to the nearest whole cent) necessary to assure that the rights and benefits of the optionee under such option shall not be increased or decreased by reason of this Section 2.2, and, in addition, each option which is an "incentive stock option" as defined in Section 422 of the Code shall be adjusted as required by section 424 of the Code and the regulations promulgated thereunder so as not to constitute a modification, extension or renewal of the option within the meaning of section 424(h) of the Code. On or before the Effective Time, National City shall file, and maintain the effectiveness of, a registration statement with the Securities and Exchange Commission covering such options and the sale of the National City Common Stock issued upon exercise of such options. At the Effective Time the Company Option Plans shall be terminated with respect to the granting of any additional options or option rights. The duration and other terms and conditions of the new options shall be the same as the original Company options, except that reference to Company shall be deemed to be references to National City.

     2.3 Exchange of Certificates.

          (a) EXCHANGE AGENT. Prior to the Effective Time, National City shall designate National City Bank to act as exchange agent (the "Exchange Agent") and Fort Wayne National Bank to act as forwarding agent in connection with the Merger pursuant to an exchange agent agreement providing for, among other things, the matters set forth in this Section
     2.3. Except as set forth herein, from and after the Effective Time each holder of a certificate that immediately prior to the Effective Time represented outstanding shares of

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     Company Common Stock ("Common Certificate") shall be entitled to receive in exchange therefor, upon surrender thereof to the Exchange Agent, the Common Merger Consideration for each share of Company Common Stock so represented by the Certificate surrendered by such holder thereof. The certificates representing shares of National City Common Stock which constitute the Common Merger Consideration shall be properly issued and countersigned and executed and authenticated, as appropriate. Except as set forth herein, from and after the Effective Time each holder of a certificate that immediately prior to the Effective Time represented outstanding shares of Company Series 1 Stock ("Preferred Certificate" and, together with the Common Certificates, "Certificates") shall be entitled to receive in exchange therefor, upon surrender thereof to the Exchange Agent, the Preferred Merger Consideration for each share of Company Series 1 Stock so represented by the Certificate surrendered by such holder thereof. The certificates representing shares of National City Preferred Stock which constitute the Preferred Merger Consideration shall be properly issued and countersigned and executed and authenticated, as appropriate.

          (b) NOTICE OF EXCHANGE. Promptly after the Effective Time, National City and the Surviving Corporation shall cause the Exchange Agent to mail and/or make available to each record holder of a Certificate a notice and letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificate shall pass, only upon proper delivery of the Certificate to the Exchange Agent or its forwarding agent) advising such holder of the effectiveness of the Merger and the procedures to be used in effecting the surrender of the Certificate for exchange therefor. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed and completed in accordance with the instructions thereon, and such other documents as may reasonably be requested, the Exchange Agent shall promptly deliver to the person entitled thereto the appropriate Merger Consideration for each share of Company Common Stock or Company Series 1 Stock, as the case may be, so represented by the Certificate surrendered by such holder thereof, and such Certificate shall forthwith be canceled.

          (c) TRANSFER. If delivery of all or part of the Merger Consideration is to be made to a person other than the person in whose name a surrendered Certificate is registered, it shall be a condition to such delivery or exchange that the Certificate surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such delivery or exchange shall have paid any transfer and other taxes required by reason of such delivery or exchange in a name other than that of the registered holder of the Certificate surrendered or shall have established to the reasonable satisfaction of the Exchange Agent that such tax either has been paid or is not payable.

          (d) RIGHT TO MERGER CONSIDERATION. Subject to Subsection 2.3(e), until surrendered and exchanged in accordance with this Section 2.3, each Certificate shall, after the Effective Time, represent solely the right to receive the appropriate Merger Consideration, multiplied by the number of shares of Company Common Stock or Company Series 1 Stock, as the case may be, evidenced by such Certificate, together with any dividends or other distributions as provided in Sections 2.3(e) and 2.3(f), and shall have no other rights. From and after the Effective Time, National City and Surviving Corporation shall be entitled to treat such Certificates that have not yet been surrendered for exchange as evidencing the ownership of the aggregate Merger Consideration into which the shares of Company Common Stock or Company Series 1 Stock, as the case may be, represented by such Certificates may be converted, notwithstanding any failure to surrender such Certificates. One hundred eighty (180) days following the Effective Time, the Exchange Agent shall deliver to the Surviving Corporation any shares of National City Common Stock and National City Preferred Stock and funds (including any interest received with respect thereto) which National City has made available to the Exchange Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) with respect to the shares of National City Common Stock (and cash in lieu of fractional shares) and shares of National City Preferred Stock deliverable or payable upon due surrender of their Certificates. Neither Exchange Agent nor any party hereto shall be liable to any holder of

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     shares of Company Common Stock or Company Series 1 Stock, as the case may be, for any Merger Consideration (or dividends, distributions or interest with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (e) DISTRIBUTION WITH RESPECT TO UNEXCHANGED CERTIFICATES. Whenever a dividend or other distribution is declared by National City on the National City Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, provided that no dividends or other distributions declared or made with respect to National City Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the share of National City Common Stock represented thereby until the holder of such Certificate shall surrender such Certificate in accordance with this Article II. The Surviving Corporation shall pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on Company Common Stock or on Company Series 1 Stock in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time.

          (f) LOST OR DESTROYED EXCHANGED CERTIFICATES. In the event that any Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed certificate, upon the making of an affidavit of that fact by the holder thereof in form satisfactory to the Exchange Agent, the Merger Consideration, as may be required pursuant to this Agreement; provided, however, that the Exchange Agent may, in its sole discretion and as a condition precedent to the delivery of the Merger Consideration to which the holder of such certificate is entitled as a result of the Merger, require the owner of such lost, stolen or destroyed certificate to deliver a bond in such sum as it may direct as indemnity against any claim that may be made against Company, National City or the Exchange Agent or any other party with respect to the certificate alleged to have been lost, stolen or destroyed.

          (g) VOTING WITH RESPECT TO UNEXCHANGED CERTIFICATES. Holders of unsurrendered Certificates will not be entitled to vote at any meeting of National City stockholders.

          (h) NO FRACTIONAL SHARES. No certificates or scrip representing fractional shares of National City Common Stock shall be issued upon the surrender for exchange of a Certificate or Certificates. No dividends or distributions of National City shall be payable on or with respect to any fractional share and any such fractional share interest will not entitle the owner thereof to vote or to any rights of stockholders of National City. In lieu of any such fractional shares, holders of Certificates otherwise entitled to fractional shares shall be entitled to receive promptly from the Exchange Agent a cash payment in an amount equal to the fraction of such share of National City Common Stock to which such holder would otherwise be entitled multiplied by the Market Price (as hereinafter defined).

     2.4 Closing of the Company's Transfer Books. The stock transfer books of Company shall be closed at the close of business on the business day immediately preceding the date of the Effective Time. In the event of a transfer of ownership of Company Common Stock or Company Series 1 Stock which is not registered in the transfer records of Company, the Merger Consideration to be distributed pursuant to this Agreement may be delivered to a transferee, if a Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by payment of any applicable stock transfer taxes. National City and The Exchange Agent shall be entitled to rely upon the stock transfer books of Company to establish the identity of those persons entitled to receive the Merger Consideration specified in this Agreement for their shares of Company Common Stock or Company Series 1 Stock, which books shall be conclusive with respect to the ownership of such shares. In the event of a dispute with respect to the ownership of any such shares, the Surviving Corporation and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent party and thereafter be relieved with respect to any claims to such Merger Consideration.

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     2.5 Changes in National City Common Stock.  If between the date of this
Agreement and the Effective Time, the shares of National City Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or if a stock dividend thereon shall be declared with a record date within said period, the Merger Consideration shall be adjusted accordingly.

             III.  REPRESENTATIONS AND WARRANTIES OF NATIONAL CITY

     National City hereby represents and warrants to Company that:

     3.1 Corporate Organization. National City is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business as a foreign corporation in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect. National City is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA"). National City has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. National City has heretofore delivered to Company true and complete copies of its Certificate of Incorporation and By-laws.

     3.2 Authority. National City has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly approved by the Board of Directors of National City and no other corporate proceedings on the part of National City are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly executed and delivered by, and constitutes valid and binding obligations of National City enforceable against National City in accordance with its terms, except as enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought.

     3.3 Capitalization. As of the date hereof, the authorized capital stock of National City consists of 700,000,000 shares of National City Common Stock and 5,000,000 shares of National City preferred stock. As of the close of business on January 9, 1998 (i) 211,097,837 shares of National City Common Stock were validly issued and outstanding, fully paid and nonassessable and (ii) no shares of preferred stock were issued and outstanding. As of the date hereof, except as set forth in this Section 3.3, pursuant to the exercise of employee stock options under National City's various stock option plans in effect, National City's dividend reinvestment plan and stock grants made pursuant to the National City 1991 Restricted Stock Plan or set forth in the National City Disclosure Letter, there are no other shares of capital stock of National City authorized, issued or outstanding and there are no outstanding subscriptions, options, warrants, rights, convertible securities or any other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of National City obligating National City to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of National City or obligating National City to grant, extend or enter into any subscription, option, warrant, right, convertible security or other similar agreement or commitment. As of the date hereof, except as provided in this Agreement, there are no voting trusts or other agreements or understandings to which National City or any National City subsidiary is a party with respect to the voting of the capital stock of National City. All of the shares of National City Common Stock and National City Preferred Stock issuable in exchange for the Company Common Stock and Company Series 1 Stock, respectively, at the Effective Time in accordance with this Agreement and all of the shares of National City Common Stock issuable upon exercise of Unexercised Options will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and will not be subject to preemptive rights.

     3.4 Subsidiaries. The name and state of incorporation of each significant subsidiary (as defined in Paragraph 8.6(i) hereof) of National City (collectively, the "Significant Subsidiaries") is set forth in the National City Disclosure Letter. Each of the Significant Subsidiaries is a bank or a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization and is duly qualified to do business as a foreign corporation in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect. Each of the Significant Subsidiaries has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its businesses as they are now being conducted. Except as set forth in the National City Disclosure Letter, all outstanding shares of capital stock of each of the Significant Subsidiaries are owned by National City or another of National City's subsidiaries and are validly issued, fully paid and (except pursuant to 12 USC Section 55 in the case of each national bank subsidiary and applicable state law in the case of each state bank subsidiary) nonassessable, are not subject to preemptive rights and are owned free and clear of all liens, claims and encumbrances. There are no outstanding subscriptions, options, warrants, rights, convertible securities or any other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of any Significant Subsidiary obligating any of the Significant Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold additional shares of its capital stock or obligating any of the Significant Subsidiaries to grant, extend or enter into any subscription, option, warrant, right, convertible security or other similar agreement or commitment.

     3.5 Information in Disclosure Documents, Registration Statement, Etc. None of the information with respect to National City or any of National City's subsidiaries provided by National City for inclusion in (i) the Registration Statement to be filed with the Securities and Exchange Commission (the "Commission") by National City on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), for the purpose of registering the shares of National City Common Stock and National City Preferred Stock to be issued in the Merger (the "Registration Statement") and (ii) any proxy statement of Company ("Proxy Statement") required to be mailed to Company's shareholders in connection with the Merger will, in the case of the Proxy Statement or any amendments or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the Company Meeting (as hereinafter defined), or, in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated thereunder. The Proxy Statement will comply as to form in all material respects with the provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder.

     3.6 Consents and Approvals; No Violation. Except as set forth in the National City Disclosure Letter, neither the execution and delivery of this Agreement by National City nor the consummation by National City of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of its certificate of incorporation or By-laws of National City, (b) violate, conflict with, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien or other encumbrance upon any of the properties or assets of National City or any of National City's subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which National City or any of National City's subsidiaries is a party or to which they or any of their respective properties or assets are subject, except for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens or other encumbrances, which will not have a Material Adverse Effect or (c) require any consent, approval, authorization or permit of or from, or filing with or notification to, any court, governmental authority or other regulatory or administrative agency or commission, domestic or foreign ("Governmental Entity"), except (i) pursuant to the Exchange Act and the Securities Act, (ii) filing the Certificate of Merger and the Certificate of Designation pursuant to the DGCL, (iii) filing the Plan of Merger, (iv) filings required under the securities or blue sky laws of the various states, (v) filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (vi) filings with, and approval by, the Federal Reserve Board (the "FRB"), (vii) filings with, and approvals by, the Ohio Superintendent of Banks, the Arizona Director of Insurance and such other state regulatory agencies as may be required (collectively, the "State Entities"), (viii) filings and approvals pursuant to any applicable state takeover law, (ix) filings and approvals under the Small Business Investment Act of 1958 and the rules and regulations thereunder ("SBIA") or (x) consents, approvals, authorizations, permits, filings or notifications which, if not obtained or made will not, individually or in the aggregate, have a Material Adverse Effect.

     3.7 Reports and Financial Statements. Since January 1, 1992, National City and each of National City's subsidiaries have filed all reports, registrations and statements, together with any required amendments thereto, that they were required to file with the Commission under Section 12(b), 12(g), 13(a) or 14(a) of the Securities Exchange Act of 1934, including, but not limited to Forms 10-K, Forms 10-Q and proxy statements (the "National City Reports"). National City has previously furnished or will promptly furnish Company with true and complete copies of each of National City's annual reports on Form 10-K for the years 1992 through 1996 and its quarterly reports on Form 10-Q for March 31, 1997, June 30, 1997 and September 30, 1997. As of their respective dates, the National City Reports complied with the requirements of the Commission and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstance under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of National City included in the National City Reports have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the consolidated financial position of National City and National City's subsidiaries as of the dates thereof and the results of their operations and cash flows for the periods then ended subject, in the case of the unaudited interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein. There exist no material liabilities of National City and its consolidated subsidiaries, contingent or otherwise of a type required to be disclosed in accordance with generally accepted accounting practices, except as disclosed in the National City Reports. National City's reserve for possible loan losses as shown in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1997 was adequate, within the meaning of generally accepted accounting principles and safe and sound banking practices.

     3.8 Taxes. National City will promptly make available to Company, upon request by Company, true and correct copies of the federal, state and local income tax returns, and state and local property and sales tax returns and any other tax returns filed by National City and any of National City's subsidiaries for each of the fiscal years that remains open, as of the date hereof, for examination or assessment of tax. National City and each National City subsidiary have prepared in good faith and duly and timely filed, or caused to be duly and timely filed, all federal, state, local and foreign income, estimated tax, withholding tax, franchise, sales and other tax returns or reports required to be filed by them on or before the date hereof, except to the extent that all such failures to file, taken together, would not have a Material Adverse Effect. National City and each of its subsidiaries have paid, or have made adequate provision or set up an adequate accrual or reserve for the payment of, all taxes, shown or required to be shown to be owing on all such returns or reports, together with any interest, additions or penalties related to any such taxes or to any open taxable year or period. Except as set forth in the National City Disclosure Letter, neither National City nor any of National City's subsidiaries has consented to extend the statute of limitations with respect to the assessment of any tax. Except as set forth in the National City Disclosure Letter, neither National City nor any of National City's subsidiaries is a party to any action or proceeding, nor to the best of National City's knowledge is any such action or proceeding threatened, by any Governmental Entity in connection with the determination, assessment or collection of any taxes, and no deficiency notices or reports have been received by National City or any of National City's subsidiaries in respect of any material deficiencies for any tax, assessment, or government charges.

     3.9 Employee Plans. Except as set forth in the National City Disclosure Letter, all employee benefit, welfare, bonus, deferred compensation, pension, profit sharing, stock option, employee stock ownership, consulting, severance, or fringe benefit plans, formal or informal, written or oral, and all trust agreements related thereto, relating to any present or former directors, officers or employees of National City or its subsidiaries ("National City Employee Plans") have been maintained, operated, and administered in substantial compliance with their terms and currently comply, and have at all relevant times complied, in all material respects with the applicable requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code, and any other applicable laws. With respect to each National City Employee Plan which is a pension plan (as defined in Section 3(2) of ERISA): (a) except for recent amendment(s) to the plans not materially affecting the qualified status of the plans (which are disclosed in, and copies of which are attached to, the National City Disclosure Letter), each pension plan as amended (and any trust relating thereto) intended to be a qualified plan under Section 401(a) of the Code either: (i) has been determined by the Internal Revenue Service ("IRS") to be so qualified, (ii) is the subject of a pending application for such determination that was timely filed, or (iii) will be submitted for such a determination prior to end of the "remedial amendment period" within the meaning of Section 401(b) of the Code, (b) there is no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, and no waiver of the minimum funding standards of such sections has been requested from the IRS, (c) neither National City nor any of its subsidiaries has provided, or is required to provide, security to any pension plan pursuant to Section 401(a)(29) of the Code, (d) the fair market value of the assets of each defined benefit plan (as defined in Section 3(35) of ERISA) exceeds the value of the "benefit liabilities" within the meaning of Section 4001(a)(16) of ERISA under such defined benefit plan as of the end of the most recent plan year thereof ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such defined benefit plan as of the date hereof, (e) no reportable event described in
Section 4043 of ERISA for which the 30 day reporting requirement has not been waived has occurred, (f) except as disclosed in the National City Disclosure Letter, no defined benefit plan has been terminated, nor has the Pension Benefit Guaranty Corporation ("PBGC") instituted proceedings to terminate a defined benefit plan or to appoint a trustee or administrator of a defined benefit plan, and no circumstances exist that constitute grounds under Section 4042(a)(2) of ERISA entitling the PBGC to institute any such proceedings and (g) no pension plan is a "multiemployer plan" within the meaning of Section 3(37) of ERISA or a "multiple employer plan" within the meaning of 413(c) of the Code. Neither National City nor any of its subsidiaries has incurred any liability to the PBGC with respect to any "single-employer plan" within the meaning of Section 4001(a)(15) of ERISA currently or formerly maintained by any entity considered one employer with it under Section 4001 of ERISA or Section 414 of the Code, except for premiums all of which have been paid when due. Neither National City nor any of its subsidiaries has incurred any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA. Except as set forth in the National City Disclosure Letter, there is no basis for any person to assert that National City or any of its subsidiaries has an obligation to institute any Employee Plan or any such other arrangement, agreement or plan. With respect to any insurance policy that heretofore has or currently does provide funding for benefits under any National City Employee Plan, (A) there is no liability on the part of National City or any of its subsidiaries in the nature of a retroactive or retrospective rate adjustment, loss sharing arrangement, or other actual or contingent liability, nor would there be any such liability if such insurance policy was terminated, and (B) no insurance company issuing such policy is in receivership, conservatorship, liquidation or similar proceeding and, to the knowledge of National City, no such proceeding with respect to any such insurer is imminent. Except as set forth in the National City Disclosure Letter, neither the execution of this Agreement, nor the consummation of the transactions contemplated thereby will

(A) constitute a stated triggering event under any National City Employee Plan that will result in any payment (whether of severance pay or otherwise) becoming due from National City or any of its subsidiaries to any present or former officer, employee, director, shareholder, consultant or dependent of any of the foregoing or (B) accelerate the time of payment or vesting, or increase the amount of compensation due to any present or former officer, employee, director, shareholder, consultant, or dependent of any of the foregoing. Neither National City nor any of its subsidiaries has any obligations for retiree health and life benefits under any National City Employee Plan, except as set forth in the National City Disclosure Letter. There are no restrictions on the rights of National City or its subsidiaries to amend or terminate any such National City Employee Plan without incurring any liability thereunder.

     3.10 Material Contracts. Except as set forth in the National City Disclosure Letter or disclosed in the National City Reports, neither National City nor any of its subsidiaries is a party to, or is bound or affected by, or receives benefits under (a) any employment, severance, termination, consulting or retirement agreement (collectively, "Benefit Agreements") providing for aggregate payments to any person in any calendar year in excess of $100,000, (b) any material agreement, indenture or other instrument relating to the borrowing of money by National City or any of its subsidiaries or the guarantee by National City or any of its subsidiaries of any such obligation (other than trade payables and instruments relating to borrowings or guaranties made in the ordinary course of business) or (c) any other contract or agreement or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by National City with the Commission as of the date of this Agreement (collectively, the "National City Contracts"). Neither National City nor any of National City's subsidiaries is in default under any of the National City Contracts, which default is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default. Neither National City nor any of National City's subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is National City or any of National City's subsidiaries the subject of a proceeding asserting that it or any such subsidiary has committed an unfair labor practice or seeking to compel it or such subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any of its subsidiaries pending or threatened.

     3.11 Absence of Certain Changes or Events. Except as set forth in the National City Disclosure Letter or disclosed in the National City Reports filed by National City with the Commission prior to the date of this Agreement, since December 31, 1996, there has not been any change in the financial condition, results of operations or business of National City and its subsidiaries which would or in the future will have a Material Adverse Effect.

     3.12 Litigation. Except as disclosed in the National City Reports filed by National City with the Commission prior to the date of this Agreement, there is no suit, action or proceeding pending, or, to the knowledge of National City, threatened against or affecting National City or any of National City's subsidiaries which, if decided adversely to National City, would be reasonably expected to result in a Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator, outstanding against National City or any of National City's subsidiaries having, or which, insofar as reasonably can be foreseen, in the future would have, a Material Adverse Effect.

     3.13 Compliance with Laws and Orders. Except as set forth in the National City Disclosure Letter or disclosed in the National City Reports filed by National City with the Commission prior to the date of this Agreement, the businesses of National City and of National City's subsidiaries are not being conducted in violation of any law, ordinance, regulation, judgment, order, decree, license or permit of any Governmental Entity (including, without limitation, in the case of National City's subsidiaries that are banks, all statutes, rules and regulations pertaining to the conduct of the banking business and the exercise of trust powers), except for violations which individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect. Except as set forth in the National City Disclosure Letter, no investigation or review by any Governmental Entity with respect to National City or any of National City's subsidiaries is pending or, to the knowledge of National City, threatened, nor has any Governmental Entity indicated an intention to conduct the same in each case other than those the outcome of which will not have a Material Adverse Effect.

     3.14 Agreements with Bank Regulators, Etc. Neither National City nor any National City subsidiary is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter, board resolution or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any Governmental Entity which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, nor has National City been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission. Neither National City nor any of National City's subsidiaries is required by Section 32 of the Federal Deposit Insurance Act ("FDIA") to give prior notice to a Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer. National City knows of no reason why the regulatory approvals referred to in Subsection 3.6(c) should not be obtained.

     3.15 National City Ownership of Stock. As of the date of this Agreement, neither National City nor any of its affiliates or associates (i) beneficially owns, directly or indirectly, or (ii) are parties to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, Company Common Stock (other than DPC Shares or Trust Account Shares), which in the aggregate, represent 5% or more of the outstanding shares of Company Common Stock or Company Series 1 Stock.

     3.16 Tax Treatment. As of the date hereof, National City is aware of no reason why the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

     3.17 Fees. Neither National City nor any of National City's subsidiaries has paid or will become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated by this Agreement.

     3.18 National City Action. The Board of Directors of National City (at a meeting duly called, constituted and held) has by the requisite vote of all directors present (a) determined that the Merger is advisable and in the best interests of National City and its stockholders and (b) approved this Agreement and the transactions contemplated by this Agreement. The Board of Directors of National City has approved the transactions contemplated by this Agreement and the Option Agreement such that the provisions of Section 203 of the DGCL and any other applicable state business combination or anti-takeover provisions of National City Certificate of Incorporation or By-laws shall not be triggered by the Merger, execution of this Agreement or the Option Agreement or any transactions contemplated by such Agreements.

     3.19 Material Interests of Certain Persons. Except as disclosed in National City's Proxy Statement for its 1997 Annual Meeting of Stockholders, no officer or director of National City, or any "associate" (as such term is defined in Rule 14a-1 under the 1934 Act) of any such officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of National City or any of its subsidiaries.

     3.20 Environmental Matters. For purposes of this Agreement, the following terms shall have the indicated meanings:

          "ENVIRONMENTAL LAW" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, determination, judgment, decree, injunction or agreement with any governmental entity relating to (1) the health, protection, preservation, containment or restoration of the environment including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, wetlands, plant and animal life or any other natural resource, conservation, and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. The term Environmental Law includes without limitation (1) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601, et seq.; the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. 9601(2)(D); the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C.
     Section 7401, et seq.; the Federal Water Pollution Control Act, as amended by the Clean Water Act, 33 U.S.C. Section 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 9601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001, et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f, et seq.; and all comparable state and local laws, ordinances, rules, regulations respecting the interpretation or enforcement of same and (2) any common law (including without limitation common law that may impose strict liability) that may impose liability for injuries or damages due to the release of any Hazardous Substance.

          "HAZARDOUS SUBSTANCE" means (i) any hazardous wastes, toxic chemicals, materials, substances or wastes as defined by or for the purposes of any Environmental Law; (ii) any "oil", as defined by the Clean Water Act, as amended from time to time, and regulations promulgated thereunder (including crude oil or any fraction thereof and any petroleum products or derivatives thereof); (iii) any substance, the presence of which is prohibited, regulated or controlled by any applicable federal, state or local laws, regulations, statutes or ordinances now in force or hereafter enacted relating to waste disposal or environmental protection with respect to the exposure to, or manufacture, possession, presence, use, generation, storage, transportation, treatment, release, emission, discharge, disposal, abatement, cleanup, removal, remediation or handling of any such substance;
     (iv) any asbestos or asbestos-containing materials, polychlorinated biphenyls ("PCBs") in the form of electrical equipment, fluorescent light fixtures with ballasts, cooling oils or any other form, urea formaldehyde, atmospheric radon; (v) any solid, liquid, gaseous or thermal irritant or contaminant, such as smoke, vapor, soot, fumes, alkalis, acids, chemicals, pesticides, herbicides, sewage, industrial sludge or other similar wastes;
     (vi) industrial, nuclear or medical by-products; (vii) any lead based paint or coating and (viii) any underground storage tank(s).

          "LOAN PORTFOLIO PROPERTIES, TRUST PROPERTIES AND OTHER PROPERTIES" means any real property, interest in real property, improvements, appurtenances, rights and personal property attendant thereto, which is owned, leased as a landlord or a tenant, licensed as a licensor or licensee, managed or operated or upon which is held a mortgage, deed of trust, deed to secure debt or other security interest by National City or Company, as the case may be, or any of their subsidiaries whether directly, as an agent, as trustee or other fiduciary or otherwise.

          Except as set forth in the National City Disclosure Letter, (i) to the best of National City's knowledge, neither National City nor any of its subsidiaries is in violation of or has any liability, absolute or contingent, in connection with or under any Environmental Law, except any such violations or liabilities which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; (ii) to the best of National City's knowledge, none of the Loan Portfolio Properties, Trust Properties and Other Properties of National City or its subsidiaries is in violation of or has any liability, absolute or contingent, under any Environmental Law, except any such violations or liabilities which, individually or in the aggregate would not have a Material Adverse Effect; and (iii) to the best of National City's knowledge, there are no actions, suits, demands, notices, claims, investigations or proceedings pending or threatened relating to any Loan Portfolio Properties, Trust Properties and Other Properties including, without limitation any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liability under or violation of Environmental Law, which would impose a liability upon National City or its subsidiaries pursuant to any Environmental Law, except such as would not, individually or in the aggregate have a Material Adverse Effect.

                 IV. REPRESENTATIONS AND WARRANTIES OF COMPANY

     Company hereby represents and warrants to National City that:

     4.1 Corporate Organization. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana and is duly qualified to do business as a foreign corporation in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect. Company is registered as a bank holding company under the BHCA. Company has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Company has heretofore delivered to National City true and complete copies of its Articles of Incorporation and By-laws.

     4.2 Authority. Company has the requisite corporate power and authority to execute and deliver this Agreement and, except for any required approval of Company's shareholders, to consummate the transactions contemplated by such. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly approved by the Board of Directors of Company and no other corporate proceedings on the part of Company are necessary to authorize this Agreement or to consummate the transactions so contemplated, subject only to approval by the shareholders of Company as provided in Section 5.15 (a) of this Agreement. This Agreement has been duly executed and delivered by, and constitute valid and binding obligations of Company, enforceable against Company in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought.

     4.3 Capitalization. As of the date hereof, the authorized capital stock of Company consists of 50,000,000 shares of Company Common Stock, 2,000,000 shares of Company Class A Voting Preferred stock and 2,000,000 shares of Company Class B Nonvoting stock. As of the close of business on January 9, 1998, 17,103,431 shares of Company Common Stock were validly issued and outstanding, fully paid and nonassessable and 739,976 shares of Company Series 1 Stock were issued or outstanding. As of the date of this Agreement except as set forth in this
Section 4.3, pursuant to the Company Option Plans, pursuant to the Option Agreement or set forth in a disclosure letter executed by Company and dated and delivered by Company to National City as of the date hereof ("Company Disclosure Letter"), there are no shares of capital stock of Company authorized, issued or outstanding and there are no outstanding subscriptions, options, warrants, rights, convertible securities or any other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of Company obligating Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Company or obligating Company to grant, extend or enter into any subscription, option, warrant, right, convertible security or other similar agreement or commitment. Except as set forth in the Company Disclosure Letter, there are no voting trusts or other agreements or understandings to which Company or any of Company's subsidiaries is a party with respect to the voting of the capital stock of Company. As of the date of this Agreement, there were outstanding under the Company Option Plans options to purchase 951,487 shares of Company Common Stock, which Company stock options had a weighted average exercise price of $22.78 and for which adequate shares of Company Common Stock have been reserved for issuance under the Company Option Plans.

     4.4 Subsidiaries. The Company Disclosure Letter sets forth the name and state of incorporation of each subsidiary of Company (collectively, "Company Subsidiaries"). Each of Company Subsidiaries is a bank, a corporation or other business entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization and is duly qualified to do business as a foreign corporation or foreign business entity in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect. Each of Company Subsidiaries has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its businesses as they are now being conducted. Except as set forth in the Company Disclosure Letter, all outstanding shares of capital stock of each Company Subsidiary is owned by Company or another Company Subsidiary and are validly issued, fully paid and (except pursuant to 12 USC Section 55 in the case of each national bank subsidiary and applicable state law in the case of each state bank subsidiary) nonassessable, are not subject to preemptive rights and are owned free and clear of all liens, claims and encumbrances. There are no outstanding subscriptions, options, warrants, rights, convertible securities or any other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of any Company Subsidiary obligating any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold additional shares of its capital stock or obligating any Company Subsidiary to grant, extend or enter into any subscription, option, warrant, right, convertible security or other similar agreement or commitment.

     4.5 Information in Disclosure Documents, Registration Statement, Etc. None of the information with respect to Company or any Company Subsidiary provided by Company for inclusion in the Proxy Statement or the Registration Statement will, in the case of the Proxy Statement or any amendments or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the Company Meeting (as hereinafter defined) or, in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

     4.6 Consent and Approvals; No Violation. Except as set forth in the Company Disclosure Letter neither the execution and delivery of this Agreement by Company nor the consummation by Company of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of its articles of incorporation or By-laws of Company, (b) violate, conflict with, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien or other encumbrance upon any of the properties or assets of Company or any of Company Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Company or any Company Subsidiary is a party or to which they or any of their respective properties or assets are subject, except for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens or other encumbrances, which will not have a Material Adverse Effect or (c) require any consent, approval, authorization or permit of or from, or filing with or notification to, any Governmental Entity, except (i) pursuant to the Exchange Act and the Securities Act, (ii) filing the Certificate of Merger and the Certificate of Designation,
(iii) filing the Plan of Merger, (iv) filings required under the securities or blue sky laws of the various states, (v) filing under the HSR Act, (vi) filings with, and approval by, the FRB, (vii) filings with, and approvals by, the State Entities, (viii) filings and approvals pursuant to any applicable state takeover law, (ix) filings and approvals under the SBIA or (x) consents, approvals, authorizations, permits, filings or notifications which, if not obtained or made will not, individually or in the aggregate, have a Material Adverse Effect.

     4.7 Reports and Financial Statements. Since January 1, 1992, Company and each Company Subsidiary have filed all reports, registrations and statements, together with any required amendments thereto, that they were required to file with the Commission under Sections 12(b), 12(g), 13(a) or 14(a) of the Securities Exchange Act of 1934, including, but not limited to Forms 10-K, Forms 10-Q and proxy statements (the "Company Reports"). Company has previously furnished or will promptly furnish National City with true and complete copies of each of Company's annual reports on Form 10-K for the years 1992 through 1996 and its quarterly reports on Form 10-Q for March 31, 1997, June 30, 1997 and September 30, 1997. As of their respective dates, Company Reports complied with the requirements of the Commission and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstance under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of Company included in the Company Reports have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of Company and Company Subsidiaries taken as a whole as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended subject, in the case of the unaudited interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein. There exist no material liabilities of Company and its consolidated subsidiaries, contingent or otherwise of a type required to be disclosed in accordance with generally accepted accounting practices, except as disclosed in the Company Reports. Company's reserve for possible loan losses as shown in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1997 was adequate, within the meaning of generally accepted accounting principles and safe and sound banking practices.

     4.8 Taxes. Company will promptly make available to National City, upon request by National City, true and correct copies of the federal, state and local income tax returns, and state and local property and sales tax returns filed by Company and Company Subsidiaries for each of the fiscal years that remains open, as of the date hereof, for examination or assessment of tax. Company and each Company Subsidiary have prepared in good faith and duly and timely filed, or caused to be duly and timely filed, all federal, state, local and foreign income, franchise, sales and other tax returns or reports required to be filed by them on or before the date hereof, except to the extent that all failures to file, taken together, would not have a Material Adverse Effect. Company and each Company Subsidiary have paid, or have made adequate provision or set up an adequate accrual or reserve for the payment of, all taxes shown or required to be shown to be owing on all such returns or reports, together with any interest, additions or penalties related to any such taxes or to any open taxable year or period. Except as set forth in the Company Disclosure Letter, neither Company nor any Company Subsidiary has consented to extend the statute of limitations with respect to the assessment of any tax. Except as set forth in the Company Disclosure Letter, neither Company nor any of Company Subsidiaries is a party to any action or proceeding, nor to the best of Company's knowledge is any such action or proceeding threatened, by any Governmental Entity in connection with the determination, assessment or collection of any taxes, and no deficiency notices or reports have been received by Company or any of Company Subsidiaries in respect of any material deficiencies for any tax, assessment, or government charge.

     4.9 Employee Plans. Except as set forth in the Company Disclosure Letter, all employee benefit, welfare, bonus, deferred compensation, pension, profit sharing, stock option, employee stock ownership, consulting, severance, or fringe benefit plans, formal or informal, written or oral and all trust agreements related thereto, relating to any present or former directors, officers or employees of Company or Company Subsidiaries ("Company Employee Plans") have been maintained, operated, and administered in substantial compliance with their terms and currently comply, and have at all relevant times complied, in all material respects with the applicable requirements of ERISA, the Code, and any other applicable laws. Except as set forth in the Company Disclosure Letter, with respect to each Company Employee Plan which is a pension plan (as defined in Section 3(2) of ERISA): (a) except for recent amendment(s) to the plans not materially affecting the qualified status of the plans (which are disclosed in the Company Disclosure Letter, and copies of which were previously made available to National City), each pension plan as amended (and any trust relating thereto) intended to be a qualified plan under Section 401(a) of the Code either has been determined by the IRS to be so qualified or is the subject of a pending application for such determination that was timely filed, (b) there is no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, and no waiver of the minimum funding standards of such sections has been requested from the IRS, (c) neither Company nor any of the Company Subsidiaries has provided, or is required to provide, security to any pension plan pursuant to Section 401(a)(29) of the Code, (d) the fair market value of the assets of each defined benefit plan (as defined in Section 3(35) of ERISA) exceeds the value of the "benefit liabilities" within the meaning of Section 4001(a)(16) of ERISA under such defined benefit plan as of the end of the most recent plan year thereof ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such defined benefit plan as of the date hereof, (e) no reportable event described in Section 4043 of ERISA for which the 30 day reporting requirement has not been waived has occurred, (f) no defined benefit plan has been terminated, nor has the PBGC instituted proceedings to terminate a defined benefit plan or to appoint a trustee or administrator of a defined benefit plan, and no circumstances exist that constitute grounds under Section 4042(a)(2) of ERISA entitling the PBGC to institute any such proceedings and (g) no pension plan is a "multiemployer plan" within the meaning of Section 3(37) of ERISA or a "multiple employer plan" within the meaning of 413(c) of the Code. Neither Company nor any Company Subsidiary has incurred any liability to the PBGC with respect to any "single-employer plan" within the meaning of Section 4001(a)(15) of ERISA currently or formerly maintained by any entity considered one employer with it under Section 4001 of ERISA or Section 414 of the Code, except for premiums all of which have been paid when due. Neither Company nor any of its subsidiaries has incurred any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA. Except as set forth in the Company Disclosure Letter, there is no basis for any person to assert that Company or any of its subsidiaries has an obligation to institute any Employee Plan or any such other arrangement, agreement or plan. With respect to any insurance policy that heretofore has or currently does provide funding for benefits under any Company Employee Plan, (A) there is no liability on the part of Company or any of its subsidiaries in the nature of a retroactive or retrospective rate adjustment, loss sharing arrangement, or other actual or contingent liability, nor would there be any such liability if such insurance policy was terminated, and (B) no insurance company issuing such policy is in receivership, conservatorship, liquidation or similar proceeding and, to the knowledge of Company, no such proceeding with respect to any such insurer is imminent. Except as set forth in the Company Disclosure Letter, neither the execution of this Agreement, nor the consummation of the transactions contemplated thereby will (A) constitute a stated triggering event under any Company Employee Plan that will result in any payment (whether of severance pay or otherwise) becoming due from Company or any of its subsidiaries to any present or former officer, employee, director, shareholder, consultant or dependent of any of the foregoing or (B) accelerate the time of payment or vesting, or increase the amount of compensation due to any present or former officer, employee, director, shareholder, consultant, or dependent of any of the foregoing. Neither Company nor any Company Subsidiary has any obligations for retiree health and life benefits under any Company Employee Plan, except as set forth in the Company Disclosure Letter. Except as set forth in the Company Disclosure Letter, there are no restrictions on the rights of Company or Company Subsidiaries to amend or terminate any such Company Employee Plan without incurring any liability thereunder.

     4.10 Material Contracts. Except as set forth in the Company Disclosure Letter or disclosed in the Company Reports, neither Company nor any Company Subsidiary is a party to, or is bound or affected by, or receives benefits under
(a) any Benefit Agreements providing for aggregate payments to any person in any calendar year in excess of $100,000, (b) any material agreement, indenture or other instrument relating to the borrowing of money by Company or any Company Subsidiary or the guarantee by Company or any Company Subsidiary of any such obligation (other than trade payables and instruments relating to transactions entered into in the ordinary course of business) or (c) any other contract or agreement or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by Company with the Commission as of the date of this Agreement (collectively, the "Company Contracts"). Neither Company nor any Company Subsidiary is in default under any

Company Contract, which default is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default. Except as set forth in the Company Disclosure Letter, neither Company nor any of Company Subsidiary is a party to, or is bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is Company or any Company Subsidiary the subject of a proceeding asserting that is or any Company Subsidiary has committed an unfair labor practice or seeking to compel it or such subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any Company Subsidiary pending or threatened.

     4.11 Absence of Certain Changes or Events. Except as set forth in the Company Disclosure Letter or disclosed in Company Reports filed by Company with the Commission prior to the date of this Agreement, since December 31, 1996, there has not been any change in the financial condition, results of operations or business of Company and Company Subsidiaries which would or in the future will have a Material Adverse Effect.

     4.12 Litigation. Except as disclosed in Company Reports filed by Company with the Commission prior to the date of this Agreement, there is no suit, action or proceeding pending, or, to the knowledge of Company, threatened against or affecting Company or any Company Subsidiary which, if determined adversely to Company, would be reasonably expected to have a Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator, outstanding against Company or any Company Subsidiary having, or which, insofar as reasonably can be foreseen, in the future would have, a Material Adverse Effect.

     4.13 Compliance with Laws and Orders. Except as set forth in the Company Disclosure Letter or as disclosed in Company Reports filed by Company with the Commission prior to the date of this Agreement, the businesses of Company and Company Subsidiaries are not being conducted in violation of any law, ordinance, regulation, judgment, order, decree, license or permit of any Governmental Entity (including, without limitation, in the case of Company Subsidiaries that are banks, all statutes, rules and regulations pertaining to the conduct of the banking business and the exercise of trust powers), except for violations which individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect. Except as set forth in the Company Disclosure Letter, no investigation or review by any Governmental Entity with respect to Company or any Company Subsidiary is pending or, to the knowledge of Company threatened, nor has any Governmental Entity indicated an intention to conduct the same in each case other than those the outcome of which will not have a Material Adverse Effect.

     4.14 Agreements with Bank Regulators, Etc. Neither Company nor any Company Subsidiary is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter, board resolution or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any Governmental Entity which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, except for those the existence of which has been disclosed in the Company Disclosure Letter, nor has Company been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission, except as set forth in the Company Disclosure Letter. Neither Company nor any Company Subsidiary is required by Section 32 of the Federal Deposit Insurance Act to give prior notice to a Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior or executive officer. Company knows of no reason why the regulatory approvals referred to in Subsections 4.6(c) should not be obtained.

     4.15 Tax Treatment. As of the date hereof, Company is aware of no reason why the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

     4.16 Fees. Except for fees paid and payable to Keefe, Bruyette & Woods, Inc., neither Company nor any Company Subsidiary has paid or will become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated by this Agreement.

     4.17 Company Action. The Board of Directors of Company (at a meeting duly called, constituted and held) has by the requisite vote of all directors present
(a) determined that the Merger is advisable and in the best interests of Company and its shareholders, (b) approved this Agreement and the transactions contemplated hereby, including the Merger, and (c) has directed that the Merger be submitted for consideration by the Company's shareholders at the Company Meeting. The Company has taken all steps necessary to exempt (i) the execution of this Agreement and the Stock Option, (ii) the Merger and (iii) the transactions contemplated hereby and thereby from any statute of the State of Indiana that purports to limit or restrict business combinations or the ability to acquire or to vote shares, and any applicable provision of the Company's Articles of Incorporation or By-Laws containing change of control or anti-takeover provisions.

     4.18 Vote Required. The affirmative votes of a majority of the outstanding shares of Company Common Stock entitled to vote thereon are the only votes of the holders of any class or series of Company capital stock necessary to approve this Agreement and the transactions contemplated by the Agreement.

     4.19 Material Interests of Certain Persons. Except as disclosed in Company's Proxy Statement for its 1997 Annual Meeting of Shareholders or as set forth in the Company Disclosure Letter, no officer or director of Company, or any "associate" (as such term is defined in Rule 14a-1 under the 1934 Act) of any such officer or director, has any material interest in any material contracts or property (real or personal), tangible or intangible, used in or pertaining to the business of Company or any Company Subsidiaries.

     4.20 Environmental Matters. (i) To the best of Company's knowledge, neither Company nor any of its subsidiaries is in violation of or has any liability, absolute or contingent, in connection with or under any Environmental Law, except any such violations or liabilities which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;
(ii) to the best of Company's knowledge, none of the Loan Portfolio Properties, Trust Properties and Other Properties of Company or its subsidiaries is in violation of or has any liability, absolute or contingent, under any Environmental Law, except any such violations or liabilities which, individually or in the aggregate would not have a Material Adverse Effect; and (iii) to the best of Company's knowledge, there are no actions, suits, demands, notices, claims, investigations or proceedings pending or threatened relating to any Loan Portfolio Properties, Trust Properties and Other Properties including, without limitation any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liability under or violation of Environmental Law, which would impose a liability upon Company or its subsidiaries pursuant to any Environmental Law, except such as would not, individually or in the aggregate have a Material Adverse Effect.

                                  V. COVENANTS

     5.1 Acquisition Proposals. Each of Company and Company Subsidiaries shall not, directly or indirectly, and shall instruct and otherwise use its best efforts to cause their respective officers, directors, employees, agents or advisors or other representatives or consultants not to, directly or indirectly,
(i) solicit or initiate any proposals or offers from any person relating to any acquisition or purchase of all or a material amount of the assets of, or any securities of, or any merger, consolidation or business combination with, Company or any of Company Subsidiaries (such transactions are referred to herein as "Acquisition Transactions") or (ii) except to the extent that the Board of Directors of Company is required, in a written opinion of counsel to the Board of Directors of Company, in the exercise of its fiduciary duties in accordance with applicable law, to participate in any discussions or negotiation regarding, or furnish to any other person any information with respect to, an Acquisition Transaction; provided, however, that nothing contained in this Section 5.1 shall restrict or prohibit any disclosure by Company that is required in any document to be filed with the Commission after the date of this

Agreement or any disclosure that, in the written opinion of counsel to the Board of Directors of the Company, is otherwise required under applicable law. Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Company will notify National City immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with Company.

     5.2 Interim Operations of Company. During the period from the date of this Agreement to the Effective Time, except as specifically contemplated by this Agreement, set forth in the Company Disclosure Letter or as otherwise approved expressly in writing by National City (which approval will not be unreasonably withheld or delayed):

          (a) CONDUCT OF BUSINESS. Company shall, and shall cause each of Company Subsidiaries to, conduct their respective businesses only in, and not take any action except in, the ordinary course of business consistent with past practice. Company shall use reasonable efforts to preserve intact the business organization of Company and each of Company Subsidiaries, to keep available the services of its and their present key officers and employees and to preserve the goodwill of those having business relationships with Company or Company Subsidiaries. Other than in the ordinary course of business consistent with past practice, Company shall not (i) incur any indebtedness for borrowed money (it being understood and agreed that incurrence of indebtedness in the ordinary course of business shall include, without limitation, the creation of deposit liabilities, purchases of federal funds, borrowings pursuant to existing lines of credit, sales of certificates of deposit and entering into repurchase agreements), (ii) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or (iii) make any loan or advance other than in the ordinary course of business consistent with past practice;

          (b) ARTICLES AND BY-LAWS. Company shall not and shall not permit any Company Subsidiary to make any change or amendment to their respective Articles of Incorporation or By-laws (or comparable governing instruments) in a manner that would materially and adversely effect either party's ability to consummate the Merger or the economic benefits of the Merger to either party.

          (c) CAPITAL STOCK. Company shall not, and shall not permit any Company Subsidiary to, issue or sell any shares of capital stock or any other securities of any of them (other than pursuant to outstanding exercisable stock options granted pursuant to the Company Option Plans or conversion of any shares of Company Series 1 Stock) or issue any securities convertible into or exchangeable for, or options, warrants to purchase, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or enter into any contract, understanding or arrangement with respect to the issuance of, any shares of capital stock or any other securities of any of them (other than pursuant to the Company Option Plans or the Company's dividend reinvestment plan) or enter into any arrangement or contract with respect to the purchase or voting of shares of their capital stock, or adjust, split, combine or reclassify any of their capital stock or other securities or make any other changes in their capital structures. Neither Company nor any Company Subsidiaries shall grant any additional stock options.

          (d) DIVIDENDS. Company shall not and shall not permit any Company Subsidiary to, declare, set aside, pay or make any dividend or other distribution or payment (whether in cash, stock or property) with respect to, or purchase or redeem, any shares of the capital stock of any of them other than (a) regular quarterly cash dividends in an amount not to exceed $.20 per share of Company Common Stock payable on the regular historical payment dates (b) regular dividends on Company Series 1 Stock payable consistent with past practice and (c) dividends paid by any Company Subsidiary to Company or another Company Subsidiary with respect to its capital stock between the date hereof and the Effective Time. It is agreed by the parties hereto that they will cooperate to assure that, during any quarter, there shall not be a duplication of nor omission of payment of dividends to shareholders of Company.

          (e) EMPLOYEE PLANS, COMPENSATION, ETC. Except as otherwise provided in this Agreement, Company shall not, and shall not permit any Company Subsidiary to, adopt or amend (except as required by law or other contractual obligations existing on the date hereof) any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any director, officer or employee, or (except for normal merit increases in the ordinary course of business consistent with past practice) increase the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any existing plan, agreement or arrangement (including, without limitation, the granting of stock options or stock appreciation rights) or take any action or grant any benefit not required under the terms of any existing agreements, trusts, plans, funds or other such arrangements or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

          (f) CERTAIN POLICIES. Company will modify and change its loan, litigation, real estate valuation asset, liquidity and investment portfolio policies and practices (including loan classifications and level of reserves) prior to the Effective Time so as to be consistent on a mutually satisfactory basis with those of National City and generally accepted accounting principles, at the earlier of (i) such time as National City acknowledges that all conditions to its obligations to consummate the Merger set forth in Sections 7.1 and 7.3 have been waived or satisfied or
     (ii) immediately prior to the Effective Time. Company's representations, warranties or covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any such modifications or changes.

     5.3 Interim Operations of National City. During the period from the date of this Agreement to the Effective Time, without the prior written consent of Company, National City will not declare or pay any extraordinary or special dividend on the National City Common Stock or take any action that would (a) materially delay or adversely affect the ability of National City to obtain any approvals of Governmental Authorities required to permit consummation of the Merger or (b) materially adversely affect its ability to perform its obligations under this Agreement or to consummate the transaction contemplated hereby.

     5.4 Employee Matters.

          (a) BENEFIT AGREEMENTS. Surviving Corporation and National City shall honor, maintain and perform on and after the Effective Time, without deduction, counterclaims, interruptions or deferment (other than withholding under applicable law), all vested benefits of any person under the Company Employee Plans.

          (b) RETIREMENT AND BENEFIT PLANS. For purposes of all employee benefit plans, programs or arrangements maintained or contributed to by National City or Surviving Corporation, National City shall credit or shall cause Surviving Corporation to credit employees of Company and Company Subsidiaries who become employees of National City or Surviving Corporation as a result of the Merger ("Company Employees") with all service with Company or any Company Subsidiaries for purposes of eligibility and vesting as if such service, and compensation from, had been performed for National City, and, for purposes of benefit accruals under any severance sick leave and other similar employee benefit plans (but not under any qualified retirement plan maintained by National City), provided, however, that this provision shall not change the treatment under the National City Non-Contributory Retirement Plan and Trust of service with National City or any of National City's subsidiaries prior to the Closing Date. From and after the Effective Time, National City shall, or shall cause Surviving Corporation to, cause any and all pre-existing condition limitations under any health plans to be waived with respect to Company Employees and their eligible dependents to the extent that such conditions were covered by Company's health plans. To the extent that any Company Employees and their eligible dependents have, before the Effective Time, satisfied in whole or in part any annual deductible or paid any out of pocket or co-payment expenses under the applicable plan of the Company, such individual shall be credited therefor under the corresponding plan of National City or Surviving Corporation in which such individual participates after the Effective Time.

          (c) TRANSITION. Upon and after the Merger, Company Employees shall have benefits that in the aggregate are comparable to the benefits enjoyed generally by National City employees working in similar business lines.

          (d) GENERAL. Notwithstanding anything to the contrary contained in this Agreement, Company and National City shall take all actions necessary to enact the items set forth on Schedule 5.4 of the Company Disclosure Letter, and Schedule 5.4 of the Company Disclosure Letter shall be deemed incorporated into this Section 5.4(d)

     5.5 Access and Information. Upon reasonable notice, each of the parties shall (and shall cause each of the parties' subsidiaries to) afford to the other parties and their representatives (including, without limitation, directors, officers and employees of the parties and their affiliates, and counsel, accountants and other professionals retained) such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as any party may reasonably request; provided, however, that no party shall be required to provide access to any such information if the providing of such access (i) would be reasonably likely, in the written opinion of counsel, to result in the loss or impairment of any privilege generally recognized under law with respect to such information or (ii) would be precluded by any law, ordinance, regulation, judgment, order, decree, license or permit of any Governmental Entity. All information furnished by one party to any of the others in connection with this Agreement or the transactions contemplated hereby shall be kept confidential by such other party (and shall be used by it only in connection with this Agreement and the transactions contemplated hereby) except to the extent that such information (i) already is known to such other party when received from a source not known by the receiving party to be under an obligation of confidentiality,
(ii) thereafter becomes lawfully obtainable from other sources or (iii) is required to be disclosed in any non-confidential document filed with the Commission, the FRB, the Department of Justice or any other agency or any government. In the event that the transactions contemplated by this Agreement shall fail to consummate, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same or destroyed.

     5.6 Certain Filings, Consents and Arrangements. National City and Company shall (a) as soon as practicable make any required filings and applications required to be filed with Governmental Authorities between the date of this Agreement and the Effective Time, (b) cooperate with one another (i) in promptly determining whether any other filings are required to be made or consents, approvals, permits or authorizations are required to be obtained under any other relevant federal, state or foreign law or regulation and (ii) in promptly making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such consents, approvals, permits or authorizations and (c) deliver to the other parties to this Agreement copies of the publicly available portions of all such reports promptly after they are filed.

     5.7 State Takeover Statutes.  Company shall take all reasonable steps to
(i) exempt Company and the Merger from the requirements of any state takeover law by action of the Company's Board of Directors or otherwise and (ii), upon the request of National City, assist in any challenge by National City to the applicability to the Merger of any state takeover law.

     5.8 Indemnification and Insurance.

          (a) INDEMNIFICATION. From and after the Effective Time, National City will assume and honor any obligation as provided for and permitted by applicable federal and state law Company had immediately prior to the Effective Time with respect to the indemnification of each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director or officer of Company or any Company Subsidiary or was serving at the request of Company as a director, officer of any domestic or foreign corporation joint venture, trust, employee benefit plan or other enterprise (collectively, the "Indemnitees") arising out of Company's Articles of Incorporation or By-laws or any indemnification (to the maximum extent available thereunder and permitted by applicable law or regulation) against any and all losses in connection with or arising out of any claim which is based upon, arises out of or in any way relates to any actual or alleged act or omission occurring at or prior to the Effective Time, including any actions taken to approve and implement this Agreement and the transactions contemplated hereby, in the Indemnitee's capacity as a director or officer (whether elected or appointed), of Company or any Company Subsidiary. This
     Section 5.8 will be construed as an agreement, as to which the Indemnities are intended to be third-party beneficiaries.

          (b) INSURANCE. For a period of four years after the Effective Time, National City shall use all reasonable efforts to maintain in effect current directors' and officers' liability insurance in an aggregate limit at least equal to the aggregate limit of Company's insurance that is in place on the date of this Agreement, which will insure Company's directors and officers for events which occurred prior to the Effective Time but were undiscovered at the Effective Time provided, however, that in no event shall National City be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Subsection 5.8(b), any amount per annum in excess of 100% of the amount of the annual premium paid as of the date hereof by National City for its current director's and officers' liability insurance.

     5.9 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including using its best efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable Governmental Entities, effecting all necessary registrations, applications and filings (including, without limitation, filings under any applicable state securities laws) and obtaining any required contractual consents and regulatory approvals.

     5.10 Publicity. The initial press release announcing this Agreement shall be a joint press release and thereafter Company and National City shall consult with each other in issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any Governmental Entity or with any national securities exchange with respect thereto.

     5.11 Registration Statement. National City shall prepare and file the Registration Statement with the Commission as soon as is reasonably practicable following receipt of final comments from the Staff of the Commission on the Proxy Statement (or advice that such Staff will not review such filing) and shall use all reasonable efforts to have the Registration Statement declared effective by the Commission as promptly as practicable and to maintain the effectiveness of such Registration Statement. National City shall also take any action required to be taken under state blue sky or securities laws in connection with the issuance of the National City Common Stock and National City Preferred Stock pursuant to the Merger, and Company shall furnish National City all information concerning Company and the holders of its capital stock and shall take any action as National City may reasonably request in connection with any such action.

     5.12 Stock Exchange Listings. National City shall use its best efforts to list on the New York Stock Exchange, upon official notice of issuance, the National City Common Stock to be issued pursuant to the Merger.

     5.13 Proxy. As soon as practicable after the date hereof, Company and National City shall prepare the Proxy Statement, file it with the Commission, respond to comments of the Staff of the Commission, clear the Proxy Statement with the Staff of the Commission and promptly thereafter mail the Proxy Statement to all holders of shares of Company Common Stock. National City and Company shall cooperate with each other in the preparation of the Proxy Statement.

     5.14 Shareholders' Meeting. Company shall take all action necessary, in accordance with applicable law and its Articles of Incorporation and By-laws, to convene a special meeting of the holders of Company Common Stock (the "Company Meeting") as promptly as practicable for the purpose of considering and taking action upon this Agreement. Unless the Board of Directors of Company shall have received the written advice of counsel, reasonably acceptable to National City, to the effect that making such a recommendation would cause the Board of Directors of Company to violate its fiduciary duty under applicable law and provided that such advice is not predicated solely upon the price of National City Common Stock, the Board of Directors of Company shall recommend that the holders of the Company Common Stock vote in favor of and approve the Merger and adopt this Agreement at the Company Meeting.

     5.15 Tax-Free Reorganization Treatment. Neither National City nor Company shall intentionally take or cause to be taken any action, whether before or after the Effective Time, which would disqualify the Merger as a "reorganization" within the meaning of Section 368 of the Code.

     5.16 Provision of Shares. National City shall issue and provide the shares of National City Common Stock and National City Preferred Stock deliverable upon the conversion of the Company Common Stock and Series 1 Stock, respectively, pursuant to this Agreement, and will provide the cash to be paid in lieu of fractional shares of National City Common Stock as provided in Subsection 2.3(f). The shares of National City Common Stock and National City Preferred Stock to be issued and exchanged for shares of Company Common Stock pursuant to this Agreement will, at the Effective Time, be duly authorized, validly issued, fully paid and nonassessable and subject to no preemptive rights.

     5.17 Adverse Action. From the date hereof until the Effective Time, except as expressly contemplated by the Agreement neither party will, without the written consent of the other party (which consent will not be unreasonably withheld or delayed) knowingly take any action that would, or would be reasonably likely to result in (a) any of its representations and warranties set forth in the Agreement being or becoming untrue in any material respect, (b) any of the conditions to the Merger set forth in Article VII not being satisfied or
(c) a material violation of any provision of the Agreement except, in each case, as may be required by applicable law.

                              VI.  CLOSING MATTERS

     6.1 The Closing. Subject to satisfaction or waiver of all conditions precedent set forth in Article VII of this Agreement, the closing ("Closing") shall occur at such location mutually agreeable to the parties and on a date ("Closing Date") which is on (1) the third business day after the later of:

          (a) the first date on which the Merger may be consummated in accordance with the approvals of any Governmental Entities or

          (b) the date the required approvals of Company's shareholders have been obtained or

     (2) such other date to which the parties agree in writing.

     If all conditions are determined to be satisfied in all material respects (or are duly waived) at the Closing, the Closing shall be consummated by the making of all necessary filings required by all Governmental Entities.

     6.2 Documents and Certificates. National City and Company shall use their respective best efforts, on or prior to Closing, to execute and deliver all such instruments, documents or certificates as may be necessary or advisable, on the advice of counsel, for the consummation at the Closing of the transactions contemplated by this Agreement to occur as soon as practicable.

                                VII.  CONDITIONS

     7.1 Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

          (a) The Merger shall have been approved and adopted by the requisite vote of the holders of Company Common Stock.

          (b) The National City Common Stock issuable in the Merger shall have been authorized for listing on the New York Stock Exchange, upon official notice of issuance.

          (c) All authorizations, consents, orders or approvals of, and all expirations of waiting periods imposed by, any Governmental Entity (collectively, "Consents") which are necessary for the consummation of the Merger, (other than immaterial Consents, the failure to obtain which would not have a Material Adverse Effect) shall have been obtained or shall have occurred and shall be in full force and effect at the Effective Time, provided, however, that no such authorization, consent, order or approval shall be deemed to have been received if it shall include any material conditions or requirements which would so adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable in the reasonable opinion of the Board of Directors of National City the consummation of the Merger.

          (d) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the Commission and remain in effect.

          (e) No temporary restraining order, preliminary or permanent injunction or other order by any federal or state court in the United States which prevents the consummation of the Merger shall have been issued and remain in effect.

          (f) Wachtell, Lipton, Rosen & Katz counsel to Company, shall have delivered to Company and National City their opinion, dated the day of the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that, accordingly: (i) no gain or loss will be recognized by National City or Company as a result of the Merger; (ii) no gain or loss will be recognized by the shareholders of Company who exchange their shares of the Company Common Stock or Company Series 1 Stock solely for shares of National City Common Stock or National City Preferred Stock, respectively pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in National City Common Stock); (iii) the aggregate tax basis of the shares of National City Common Stock and National City Preferred Stock received by shareholders who exchange all of their shares of Company Common Stock and Company Series 1 Stock solely for shares of National City Common Stock and National City Preferred Stock in the Merger will be the same as the aggregate tax basis of the shares of Company Common Stock and Company Series 1 Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received); and
     (iv) the holding period of the shares of National City Common Stock or National City Preferred Stock received in the Merger will include the period during which the shares of Company Common Stock or Company Series 1 Stock, respectively surrendered in exchange therefor were held, provided such shares of Company Common Stock or Company Series 1 Stock were held as capital assets at the Effective Time. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Company, National City, and others.

     7.2 Conditions to Obligation of Company to Effect the Merger. The obligation of Company to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the additional following conditions:

          (a) National City shall have performed in all material respects its covenants contained in this Agreement required to be performed at or prior to the Effective Time.

          (b) The representations and warranties of National City contained in this Agreement shall be true and correct when made and the representations and warranties set forth in Article 3 shall be true and correct as of the Effective Time as if made at and as of such time, except as expressly contemplated or permitted by this Agreement, except for representations and warranties relating to a time or times other than the Effective Time which were or will be true and correct at such time or times and except where the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, does not result or would not result in a Material Adverse Effect.

          (c) National City shall have furnished Company a Certificate dated the date of the Closing, signed by the Chief Executive Officer and Chief Financial Officer of National City that, to the best of their knowledge and belief after due inquiry, the conditions set forth in Subsections 7.2(a) and 7.2(b) have been satisfied.

     7.3 Conditions to Obligation of National City to Effect the Merger. The obligation of National City to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the additional following conditions:

          (a) Company shall have performed in all material respects its covenants contained in this Agreement required to be performed at or prior to the Effective Time.

          (b) The representations and warranties of Company contained in this Agreement shall be true and correct when made and the representations and warranties set forth in Article 4 shall be true and correct as of the Effective Time as if made on and as of such time, except as expressly contemplated or permitted by this Agreement, except for representations and warranties relating to a time or times other than the Effective Time which were or will be true and correct at such time or times and except where the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, does not result or would not result in a Material Adverse Effect.

          (c) Company shall have furnished National City a Certificate dated the date of the Closing signed by the Chief Executive Officer and Chief Financial Officer of Company that, to the best of their knowledge and belief after due inquiry, the conditions set forth in subsections 7.3(a) and 7.3(b) have been satisfied.

                              VIII.  MISCELLANEOUS

     8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of Company:

          (a) by mutual consent of the Board of Directors of National City and the Board of Directors of Company;

          (b) by either National City or Company if the Merger shall not have been consummated on or before June 30, 1998 or if this Agreement was not approved at the Company Meeting (provided the terminating party is not otherwise in material breach of its obligations under this Agreement);

          (c) by Company if any of the conditions specified in Sections 7.1 and
     7.2 have not been met or waived by Company at such time as such condition can no longer be satisfied;

          (d) by National City if any of the conditions specified in Sections
     7.1 and 7.3 have not been met or waived by National City at such time as such condition can no longer be satisfied;

          (e) by Company, during the 15-day period commencing on the Fed Approval Date, if both of the following conditions are satisfied:

             (i) the average of the daily closing prices on the New York Stock Exchange of a share of National City Common Stock for the 20 consecutive trading days ending at the end of the third trading day immediately preceding the Fed Approval is less than $47.40; and

             (ii) the number obtained by dividing the average of the daily closing prices on the New York Stock Exchange of a share of National City Common Stock for the 20 consecutive trading days ending at the end of the third trading day immediately preceding the Fed Approval Date by the closing price of National City Common Stock on the trading day immediately preceding the public announcement of this Agreement is less than the number obtained by dividing the Final Index Price (as defined below) by the Initial Index Price (as defined below) and subtracting .20 from the quotient.

          For purposes of this Subsection 8.1(e):

             The "Index Group" shall mean all those companies listed in the National City Disclosure Letter the common stock of which is publicly traded and as to which there has not been a publicly announced proposal at any time for such company to be acquired. In the event that any such company or companies are so removed from the Index Group, the weights attributed to the remaining companies shall be adjusted proportionately for purposes of determining both the Initial Index Price and the Final Index Price;

             The "Initial Index Price" shall mean the weighted average (weighted in accordance with the factors listed in the National City Disclosure Letter) of the closing prices on the trading day immediately preceding the public announcement of this Agreement of the common stock of the companies comprising the Index Group;

             The "Final Price" of any company belonging to the Index Group shall mean the average of the daily closing sale prices of a share of the common stock of such company, as reported in the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, during the period of 20 consecutive trading days ending at the end of the third trading day immediately preceding the Fed Approval Date; and

             The "Final Index Price" shall mean the weighted average (weighted in accordance with the factors listed in the National City Disclosure Letter) of the Final Prices for all of the companies comprising the Index Group.

          If National City or any company belonging to the Index Group declares a stock dividend or effects a reclassification, recapitalization, split-up, combination, exchange or shares or similar transaction between the date of this Agreement and the Fed Approval Date, the closing prices for the common stock of such company shall be appropriately adjusted for the purposes of the definitions above so as to be comparable to the price on the date of this Agreement.

     8.2 Non-Survival of Representations, Warranties and Agreements. The representations and warranties or covenants in this Agreement will terminate at the Effective Time or the earlier termination of this Agreement pursuant to
Section 8.1, as the case may be; provided, however, that if the Merger is consummated, Sections 1.6, 2.1 through 2.4, 5.4, 5.5, 5.8, 5.16, 5.17 and 8.2 hereof will survive the Effective Time to the extent contemplated by such Sections; provided, further, that the last sentence of Section 5.5 and all of
Section 8.10 hereof will in all events survive any termination of this Agreement.

     8.3 Waiver and Amendment. Subject to applicable provisions of the DGCL and IC, any provision of this Agreement may be waived at any time by the party which is, or whose stockholders or shareholders are, entitled to the benefits thereof, and this Agreement may be amended or supplemented at any time, provided that no amendment will be made after any stockholder or shareholder approval of the Merger which reduces or changes the form of the Merger Consideration without further stockholder or shareholder approval. No such waiver, amendment or supplement will be effective unless in a writing which makes express reference to this Section 8.3 and is signed by the party or parties sought to be bound thereby.

     8.4 Entire Agreement. This Agreement together with the Option Agreement and the Confidentiality Agreement by and between National City and the Company dated December 30, 1997 contain the entire agreement among National City and Company with respect to the Merger and the other transactions contemplated hereby and thereby, and supersedes all prior agreements among the parties with respect to such matters.

     8.5 Applicable Law; Consent to Jurisdiction. This Agreement will be governed by and construed in accordance with the laws of the State of Indiana except to the extent laws of the state of Delaware govern the Merger. National City and Company consent to personal jurisdiction in any action brought in any federal or state court within the State of Indiana having subject matter jurisdiction in the matter for purposes of any action arising out of this Agreement.

     8.6 Certain Definitions; Headlines. (a) For purposes of this Agreement, the term:

          (i) "affiliate", "associate" and "significant subsidiary" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date hereof.

          (ii) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

          (iii) "Fed Approval Date" means the day the FRB issues an order approving consummation of the Merger.

          (iv) "Market Price" means the average of the per share closing prices on the New York Stock Exchange of National City Common Stock for the 20 consecutive trading days ending at the end of the third trading day immediately preceding the Effective Time.

          (v) "Material Adverse Effect" means an event, change or occurrence which has a material negative impact on the financial condition, businesses or results of operations of Company and its subsidiaries, taken as a whole, or National City and its subsidiaries, taken as a whole, as the case may be, or the ability of Company or National City, as the case may be, to consummate the transactions contemplated hereby. The effect of any action taken by Company solely pursuant to Subsection 5.2(f) shall not be taken into consideration in determining whether any Material Adverse Effect has occurred.

          (vi) "person" means an individual, corporation, partnership, association, trust or unincorporated organization; and

          (vii) "subsidiary" of Company, National City or any other person means, except where the context otherwise requires, any corporation, partnership, trust or similar association of which Company, National City or any other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation.

     (b) The descriptive headings contained in this Agreement are for convenience and reference only and will not affect in any way the meaning or interpretation of this Agreement.

     (c) Unless the context of this Agreement expressly indicates otherwise, (i) any singular term in this Agreement will include the plural and any plural term will include the singular and (ii) the term section or schedule will mean a section or schedule of or to this Agreement.

     8.7 Notices. All notices, consents, requests, demands and other communications hereunder will be in writing and will be deemed to have been duly given or delivered if delivered personally, telexed with receipt acknowledged, mailed by registered or certified mail return receipt requested, sent by facsimile with confirmation of receipt, or delivered by a recognized commercial courier addressed as follows:

        If to Company to:
           Fort Wayne National Corporation
           110 W. Berry Street
           Fort Wayne, Indiana 46801
           attn: Chief Executive Officer
           Fax No. (219) 461-6238

        With copies to:
           Wachtell, Lipton, Rosen & Katz
           51 West 52nd Street
           New York, New York 10019
           Attention: Edward Herlihy, Esq.
           Fax No. (212) 403-2000

        If to National City to:
           National City Corporation
           P. O. Box 5756
           Cleveland, Ohio 44101-0756
           Attention: Chairman of the Board
           Fax No. (216) 575-3332

        With a copy to:
           National City Corporation
           Law Department
           P. O. Box 5756
           Cleveland, Ohio 44101-0756
           Attention: General Counsel
           Fax No. (216) 575-3332

or to such other address as any party may have furnished to the other parties in writing in accordance with this Section 8.7.

     8.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original but all of which together will constitute but one agreement.

     8.9 Parties in Interest; Assignment. Except for Section 2.2, (which is intended to be for the benefit of the holders of Outstanding Options under the Company Option Plans to the extent contemplated thereby and their beneficiaries, and may be enforced by such persons) and Sections 5.4 and 5.8 hereof (which are intended to be for the benefit of directors, officers or employees to the extent contemplated thereby and their beneficiaries, and may be enforced by such persons), this Agreement is not intended to nor will it confer upon any other person (other than the parties hereto) any rights or remedies. Without the prior written consent of the other parties to this Agreement neither National City nor Company shall assign any rights or delegate any obligations under this Agreement. Any such purported assignment or delegation made without prior consent of the other parties hereto shall be null and void.

     8.10 Expenses. Each party will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that printing expenses and Commission filing and registration fees shall be shared equally between Company and National City.

     8.11 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     8.12 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party hereto. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are consummated to the extent possible.

     IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement as of the date first above written.

                                          FORT WAYNE NATIONAL CORPORATION

                                          By: /s/ M. James Johnston
                                          --------------------------------------
                                                M. James Johnston
                                                Chairman of the Board and
                                                Chief Executive Officer

                                          NATIONAL CITY CORPORATION

                                          By:  /s/ Vincent A. DiGirolamo
                                          --------------------------------------
                                                Vincent A. DiGirolamo
                                                Vice Chairman

                              INDEX TO DEFINITIONS

                                 DEFINITIONS                                     SECTIONS
    ----------------------------------------------------------------------   -----------------
    Acquisition Transaction                                                  Section 5.1
    affiliate                                                                Section 8.6(i)
    Agreement                                                                Introduction
    Articles of Merger                                                       Section 1.2
    Benefit Agreements                                                       Section 3.10
    BHCA                                                                     Section 3.1
    Certificate                                                              Section 2.3(a)
    Closing                                                                  Section 6.1
    Closing Date                                                             Section 6.1
    Commission                                                               Section 3.5
    Company                                                                  Introduction
    Company Common Stock                                                     Section 2.1(a)
    Company Contracts                                                        Section 4.10
    Company Disclosure Letter                                                Section 4.3
    Company Employees                                                        Section 5.4(b)
    Company Employee Plans                                                   Section 4.9
    Company Meeting                                                          Section 5.15(a)
    Company Option Plans                                                     Section 2.2
    Company Reports                                                          Section 4.7
    Company Subsidiaries                                                     Section 4.4
    Code                                                                     Introduction
    Consents                                                                 Section 7.1(c)
    Constituent Corporations                                                 Section 1.2
    Control                                                                  Section 8.6(ii)
    Conversation Ratio                                                       Section 2.1(a)
    Certificate of Merger                                                    Section 1.2
    DGCL                                                                     Section 1.1
    DPC Common Shares                                                        Section 2.1(a)
    Effective Time                                                           Section 1.2
    Environmental Law                                                        Section 3.21
    ERISA                                                                    Section 3.9
    Exchange Act                                                             Section 3.5
    Exchange Agent                                                           Section 2.3(a)
    FDIA Section 3.14
    Fed Approval Date                                                        Section 8.6(iii)
    Final Index Price                                                        Section 8.1(c)
    Final Price                                                              Section 8.1(e)
    FRB                                                                      Section 3.6
    Governmental Entity                                                      Section 3.6

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

                                 DEFINITIONS                                     SECTIONS
    ----------------------------------------------------------------------   -----------------
    Hazardous Substance                                                      Section 3.21
    HSR Act                                                                  Section 3.6
    IC                                                                       Section 1.1
    Indemnitees                                                              Section 5.8
    Index Group                                                              Section 8.1(e)
    Initial Indies Price                                                     Section 8.1(e)
    IRS                                                                      Section 3.9
    Loan Portfolio Properties and Other Properties Owned                     Section 3.21
    Market Price                                                             Section 2.3(g)
    Material Adverse Effect                                                  Section 3.1
    Merger                                                                   Section 1.1
    Common Merger Consideration                                              Section 2.1(a)
    National City                                                            Introduction
    National City Common Stock                                               Section 2.1(a)
    National City Contracts                                                  Section 3.10
    National City Disclosure Letter                                          Section 1.4
    National City Employee Plans                                             Section 3.9
    National City Meeting                                                    Section 5.15(b)
    National City Preferred Stock                                            Section 3.3
    National City Reports                                                    Section 3.7
    Option Agreement                                                         Introduction
    OTS                                                                      Section 3.6
    PBGC                                                                     Section 3.9
    PCBs                                                                     Section 3.21
    Person                                                                   Section 8.6(vi)
    Plan of Merger                                                           Section 1.2
    Proxy Statement                                                          Section 3.5
    Registration Statement                                                   Section 3.5
    SBIA                                                                     Section 3.6
    Securities Act                                                           Section 3.5
    Significant Subsidiaries                                                 Section 3.4
    State Entities                                                           Section 3.6
    Subsidiary                                                               Section 8.6(i)
    Surviving Corporation                                                    Section 1.3
    Trust Account Common Shares                                              Section 2.1(a)
    Unexercised Options                                                      Section 2.2

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